Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sify Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-165248) on Form S-8 of Sify Technologies Limited and subsidiaries (the ‘Company’) of our report dated June 18, 2015 with respect to the consolidated statement of financial position of Sify Technologies Limited as of March 31, 2015 and March 31, 2014 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended March 31, 2015, March 31, 2014 and March 31, 2013 and the effectiveness of internal control over financial reporting as of March 31, 2015, which report appear in the March 31, 2015 annual report on Form 20-F of Sify Technologies Limited.

/s/ ASA & Associates

ASA & Associates LLP

Independent Registered Public Accounting Firm

Chennai, India

June 18, 2015